FORM 5

             U.S. SECURITIES AND EXCHANGE COMMISSION
                    Washington D.C. 20549
     ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940

1. Name and Address of  2. Issuer Name and	     6 Relationship -Reporting
   Reporting Person*	   Ticker or Trading        	Person to Issuer
                            Symbol
  Riesenbach, Marvin S.	   Cencor, Inc. (CNCR)         X  Director    10% Owner
  27 N. Riding Drive    3. IRS or    4 Statement          Officer     Other
  Cherry Hill, NJ 08003	    SSN        Month/Year
                                       05/97
	                 ###-##-#### 5 If Amend-      7 Individual or Joint/
		                        ment,Date      Group Filing
					               X Form filed by One
                                                         Reporting Person
                                                         Form filed by More
                                                         Than One Reporting
                                                         Person

TABLE I - Non-Derivative Securities Acquired, Disposed of,
	   or Beneficially Owned
1 Title  2 Trans-  3 Trans- 4 Securites     5 Amount    6 Owner-  7 Nature
  of Sec   action    action   Acquired        of Sec.     ship      of In-
           Date      Code     (A) or          Bene-       Form:     direct
                              Disposed        ficially    Direct    Benefi-
                              of (D)          Owned at    (D)or     cial
                                              End of      Indi-     Owner-
                                              Issuer's    rect(I)   ship
                                              Fiscal Yr

          M/D/Y              Amnt  A Price
Common    5-1-97     P4      850   A  8.25     9,250        D
 Stock


TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
     (e.g., puts, calls, warrants, options, convertible securities)


This table is intentionally left blank.




	     /s/ MARVIN S. RIESENBACH	            3/11/98
	     Signature of Reporting Person            Date